EXHIBIT 99.4

I hereby consent to the inclusion in the registration statement on Form S-4 of DGSE Companies, Inc. relating to the proposed acquisition of Superior Galleries, Inc., and in the joint proxy statement/prospectus included therein, of (1) a reference naming me as a prospective director of DGSE Companies, Inc., and (2) such other information regarding me as DGSE Companies, Inc. in good faith determines is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

By:	/s/ M. T. Stoltz
Mitchell T. Stoltz